SERVICES AGREEMENT

This Services Agreement is entered into as of December 6th, 2024, between FOXO Labs Inc., a Delaware corporation (the "**Company**"), and Mark White, an individual residing in the United Kingdom ("**Mr. White**," or the "**Consultant**"). The Company is a wholly owned subsidiary of Foxo Technologies, Inc. (FOXO) The Company and/or Consultant may each be referred to herein as a "**Party**," and collectively as the "**Parties**."

RECITALS:

Consultant has terminated his agreement to serve as the Interim Chief Executive Officer to Foxo Technologies Inc., and continues to be a director of Foxo Tecnologies Inc..

FOXO desires to have the Consultant serve as its Chief Executive Officer of its subsidiary Foxo Labs Inc., and the Consultant desires to do so, in each case, on the terms and conditions set forth herein.

1. Appointment and Responsibilities. (a) The Company agrees to engage Consultant for the Term (as defined herein) and Consultant agrees to remain in the service of the Company for the Term. The initial term of the Agreement shall be approximately twelve (12) months commencing as of January 1, 2025 and ending 31st December 2025 (the "**Initial Term**"). Unless early terminated pursuant to Section 14 hereof, at the end of the Initial Term and each subsequent term, the Agreement shall automatically extend for an additional twelve (12)-month term (together, with the Initial Term, the "**Term**").

(b) Consultant will carry out services typical of those of the Chief Executive Officer including but not limited to defining the strategy and business model for the Company, outlining the capital needs and use of proceeds for such capital required to deliver the strategy adopted. The Parties will explore opportunities to make the Company publicly listed if viable and achievable. The Consultant will not, without prior and written approval of the shareholder (FOXO), in his capacity as Chief Executive Officer of the Company, reduce the ownership or benefit of FOXO in any way or enter into or bind the Company or its shareholder to any agreement that will create liability for FOXO or reduce the ownership and benefit of the assets and business of the Company or of the Company itself without prior written approval by FOXO.

(c) During the Term, unless the Consultant and the Company shall otherwise agree, the Consultant shall serve as the Chief Executive Officer of the Company and shall be nominated to serve as a director of the Company at each meeting of shareholders of the Company at which directors are to be elected to the Board of Directors of the Company (the "Board"). Consultant shall have such power and authority as are generally associated with the position of Chief Executive Officer and shall perform his duties and responsibilities, in good faith and for the benefit of the Company.

(d) Consultant shall reasonably allocate his business time, attention, energies and skills to the Company and its business; provided, however, that the Company acknowledges that Consultant is engaged in other business activities which require a portion of his time and effort and such activities shall not be deemed a breach of Consultant's obligations to the Company, so long as such activities do not materially interfere with the performance of Consultant's duties on behalf of the Company.

(e) Consultant will be permitted to locate and work at a location remote from the offices of the Company.

2. Compensation. In consideration for the services to be provided by Consultant hereunder, the Company shall provide the following compensation to the Consultant:

> During the Term, the Company shall pay to the Consultant Ten Thousand Dollars ($10,000) per month (the "**Monthly Fee**"). The Monthly Fee shall be payable in arrears no later than the fifth (5th) day following the end of each month and shall be pro-rated based upon the number of days served if the first or last month is less than thirty days.

(a) Employee shall be entitled to receive reimbursement for all reasonable expenses incurred by Employee in connection with carrying out the position of Chief Executive Officer on behalf of the Company and its affiliates. Reimbursement shall be made promptly in accordance with and subject to all Company policies.

(b) The Company will provide to the Consultant or reimburse the Consultant monthly during the Term for the cost of leasing and insuring a vehicle with a fair market value not in excess of Eighty Thousand Dollars ($80,000).

3. Independent Contractor Status. Consultant shall have control of the manner and means by which Consultant's services are performed, subject to compliance with relevant policies of the Company. Consultant shall be treated as an independent contractor for all employment and tax law purposes. Consultant shall be responsible for any taxes, duties and/or other charges imposed or charged on any payment made by the Company to Consultant under this agreement. Notwithstanding the foregoing, Consultant shall be permitted to participate in any pension, profit-sharing or welfare benefit plan of the Company with reasonable accommodation to account for the fact that Consultant is an independent contractor and resident of the United Kingdom.

4. Indemnification. If Consultant is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or in connection with the fact that Employee is or was performing services for the Company under this Agreement, then the Company shall indemnify Employee against all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith to the maximum extent permitted by applicable law. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest preventing such counsel from representing Employee, Employee may engage separate counsel of his choosing and the Company shall pay all reasonable attorneys' fees of such separate counsel. To the maximum extent permitted by law, Employee shall not be entitled to indemnification or expense advances under this Agreement in any case where he has exhibited gross negligence or willful misconduct, or performed criminal or fraudulent acts, or engaged in violations of federal securities laws; and the Company may withhold expense advances if it reasonably determines that Employee is not entitled to indemnification hereunder because of gross negligence, willful misconduct, the performance of criminal or fraudulent acts or the violation of federal securities law.

5. Confidential Information; Works for Hire. (a) Consultant recognizes that any information of a confidential nature relating to the Company its clients, business and products, including, without limitation, formulae, domestic and foreign sources of supply, production methods, trade secrets, and other technical and business information disclosed to Consultant by the Company or any of its affiliates (collectively, "Confidential Information"), either directly or indirectly, in writing, orally or by

inspection of documents or other tangible property, must be protected and only used for the benefit of the Company. Consultant agrees, during and following the termination of this agreement for any reason, not to use or divulge Confidential Information to anyone without the Company's consent, other than in furtherance of the Company's business. Upon request of the Company, Consultant shall return all copies of the Confidential Information in his possession. Notwithstanding the foregoing, the Company acknowledges that the Consultant is engaged in other businesses, some of which may be deemed competitive with the Company, and there shall be no presumption that any information that may become known to Consultant has become known to him as a result of the activities of the Company as opposed to the activities of such other businesses engaged in by Consultant.

(b) Title and ownership of any work, deliverables, inventions, know-how, trade secrets, discoveries, formulas, improvements, ideas, writings, computer programs, systems, data, expressions, patents, trademarks, copyrights, and any other intellectual property developed or provided by Consultant in performance of the services hereunder which relate solely to the business of the Company and not to any other business activity in which Consultant is engaged (collectively called "Works"), are and shall be the property of the Company. Consultant hereby agrees that thc Works are being developed as a "work made for hire." As such, copyright and all other intellectual property rights vest with the Company when the Works are fixed in a tangible medium of expression. Consultant hereby (a) irrevocably assigns to the Company all rights, title and interest to Works and (b) agrees to execute all documents necessary to implement and confirm the letter and intent of this section. Consultant hereby transfers to the Company all right, title and interest, including copyright, in and to such Works, to the Company. Consultant further agrees that such Works (i) are being so produced, developed, modified, enhanced or furnished expressly and exclusively for the Company; (ii) shall constitute, and shall be treated by Consultant as, trade secrets and Confidential Information belonging exclusively to the Company and as a work made for hire for the Company; (iii) shall not be appropriated, disclosed or used in any way, directly or indirectly, by Consultant, either during the Term or any time thereafter, except as required to carry out the provisions of this Agreement.

(c) Consultant acknowledges and agrees that that a violation of any of the terms of confidentiality restrictions contained here may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Consultant agrees that the Company will be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement of proving monetary damages or posting a bond) restraining Consultant from committing any violation of the covenants and obligations contained in paragraph (a). These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

6. Termination. (a) The Company may terminate the Agreement at any time without Cause, provided that it gives written notice of termination at least sixty (60) days before the date of such termination. If the Agreement is terminated without Cause, the Consultant shall be entitled to receive from the Company the following:

(i) payment of twelve (12) months' of Monthly Fees; and

(ii) reimbursement for any outstanding reasonable business expenses incurred by the Consultant in performing its duties hereunder.

(b) The Company may terminate the Agreement at any time for Cause, provided that it gives written notice of termination to the Consultant as set forth below. If the Agreement is terminated for Cause, as defined below, the Consultant shall be entitled to:

(i) accrued and unpaid Monthly Fees through the date of such termination; and

(ii) reimbursement for any outstanding reasonable business expenses incurred in performing duties hereunder through the date of such termination.

For purposes of this Agreement, a termination for *"***Cause***"* shall mean: (i) the final conviction of the Consultant of, or the Consultant's plea of guilty or *nolo contendere* to, any felony or a crime involving dishonesty, fraud, or moral turpitude; (ii) the indictment of the Consultant for any felony or a crime involving dishonesty, fraud, or moral turpitude which, in the reasonable good-faith judgment of the Company, has materially damaged, or could materially damage, the reputation of the Company or would materially interfere with the performance of services by the Consultant; (iii) the willful commission of fraud, nonincidental misappropriation, embezzlement, or other dishonest act by the Consultant against the Company; (iv) the Consultant's use of illegal drugs or alcohol on the Company's premises, the Consultant's use of illegal drugs or alcohol having an adverse effect on the performance of the Consultant's duties hereunder, or Consultant's use of illegal drugs or alcohol which, in the reasonable good-faith judgment of the Company, has materially damaged, or could materially damage, the reputation of the Company; (v) the Consultant's willful failure, gross negligence, or gross misconduct in the performance of his duties to the Company; (vi) the Consultant's gross malfeasance in the performance of his duties hereunder; (vii) the Consultant's nonfeasance in the performance of his duties hereunder not cured within ten (10) business days after notice of such nonfeasance; (viii) the Consultant's failure to follow a written order which is both legal and reasonable; (ix) disloyalty by the Consultant, including, without limitation, aiding a competitor; or (x) the Consultant's breach of this Agreement not cured within ten (10) business days after notice of such breach.

If the Company exercises its right to terminate the Consultant for Cause, the Company shall: (1) give the Consultant written notice of termination at least ten (10) business days before the date of such termination specifying in detail the conduct constituting such Cause, and (2) deliver to the Consultant a copy of a resolution duly adopted by the Company, after reasonable notice to the Consultant and an opportunity for the Consultant to be heard by the Company, finding that the Consultant has engaged in such conduct.

(c) This Agreement shall terminate upon a Change of Control. If the Agreement is terminated upon Change of Control, the Consultant shall be entitled to receive from the Company the following:

(i) payment of twelve (12) months' of Monthly Fees; and

(ii) reimbursement for any outstanding reasonable business expenses incurred by the Consultant in performing its duties hereunder.

For purposes of this Agreement, a termination for *"***Change of Control***"* shall mean: (i) A change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date of this Agreement pursuant to the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Acquiring Person hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of Voting Securities; or (ii) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Company's stockholders of each new director was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of the period; or (iii) there shall be consummated (1) any acquisition by the Company of stock

or assets of another entity actively engaged in business, in connection with which the Company issues Voting Securities or any security, instrument or agreement exercisable for or convertible into Voting Securities, representing in the aggregate more than 100% of the Voting Securities outstanding prior to the entry into an agreement to consummate such acquisition, notwithstanding that the exercise or conversion of such security, instrument or agreement is subject to a vote of the shareholders of the Company, (2) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Voting Securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of Voting Securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (3) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (iv) approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

For purposes of this Agreement, "**Acquiring Person**" means any person or related person or related persons which constitute a "group" for purposes of Section 13(d) and Rule 13d-5 under the Exchange Act, as such Section and Rule are in effect as of the date of this Agreement; provided, however, that the term Acquiring Person shall not include (i) the Company or any of its subsidiaries, (ii) any employee benefit plan of the Company or any of its subsidiaries, (iii) any entity holding voting capital stock of the Company for or pursuant to the terms of any such employee benefit plan, or (iv) any person or group solely because such person or group has voting power with respect to capital stock of the Company arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act.

For purposes of this Agreement, "**Voting Securities**" means the Company's issued and outstanding securities ordinarily having the right to vote at elections for director.

(d) Upon the termination of the Agreement, upon the payment of all obligations owing to the Consultant by the Company, unless the Company shall otherwise request, the Consultant shall resign from all positions within the Company.

7. Notice. All notices and correspondence hereunder shall be in writing and sent by overnight delivery service, with all charges prepaid, to the applicable Party at the addresses set forth on the signature page hereto or by e-mail, with a copy sent by overnight delivery service. Each Party may from time-to-time designate for itself a new address to which notices hereunder shall be addressed, by notice in writing given to the other Party complying as to delivery with the terms of this Agreement. All such notices and correspondence shall be deemed given upon the earliest to occur of (i) if by e-mail, actual receipt; or (ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused.

8. Miscellaneous.

(a) Attorney's Fees. The Company shall reimburse the Consultant for any fees and expenses, including reasonable attorneys' fees, Consultant may incur in seeking to collect any amounts due Consultant pursuant to the terms hereof.

(b) Survival. Notwithstanding the termination of this agreement, such provisions of this agreement which by their terms survive the termination of this agreement will continue in full force and effect in accordance with their respective terms.

(c) Severability. If any provision of this letter agreement becomes unenforceable under any applicable law, then, notwithstanding such unenforceability, the remainder of this letter agreement will continue in full force and effect.

(d) Withholdings. All payments to you under this letter agreement will be subject to all applicable withholding required by federal, state or local tax laws.

(e) Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one of the same instrument.

(f) Governing Law; Jurisdiction and Venue. This Agreement shall in all respects be construed according to the laws of the State of Delaware, notwithstanding the conflicts-of-law provisions of such state.

(g) Further Assurances. Each party shall, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purposes and intents of this Agreement.

(h) Waivers. No term or condition of this Agreement will be deemed to have been waived nor shall there be any estoppel to enforce any provision hereof, except by a written instrument executed by the party charged with waiver or estoppel. A party's delay, waiver or failure to enforce any of the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

(i) Counterparts and Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Counterpart signatures delivered by facsimile or other means of electronic transmission shall be valid and binding to the same as the delivery of original ink signatures.

IN WITNESS WHEREOF, the Parties to this Consulting Agreement have hereunto set their hands the day and year first above written.

Foxo Technologies, Inc.
As the 100% shareholder of Foxo Labs, Inc.

Mark White
Consultant